EXHIBIT 10.30

R.R Donnelley

Management By Objective Plan

(As amended effective January 1, 2009)

OVERVIEW

The RR Donnelley Management By Objective Plan (the “Management By Objective Plan” or the “Plan”) is designed to promote the growth and profitability of RR Donnelley and its subsidiaries with incentives to reward and enhance the retention of eligible employees. Awards are made depending on the Company’s financial performance and on how well an eligible employee performs against individual objectives that link to and support RR Donnelley’s strategic and financial priorities.

The Plan is a sub-plan of the R. R. Donnelley & Sons Company 2004 Performance Incentive Plan (the “2004 PIP”) and is subject to all of the performance conditions established pursuant to the 2004 PIP and the limitations set forth therein. With respect to participants who are subject to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), to the extent that any term of the Plan conflicts with the terms of the 2004 PIP, the terms of the 2004 PIP will apply.

The Human Resources Committee of the Board of Directors (the “Committee’) administers the Plan. The Committee has authority to establish rules and regulations for the Plan’s implementation and administration, including the authority to impose limitations and conditions, with respect to competitive employment or otherwise, that are not inconsistent with the Plan’s purposes.

PARTICIPATION

Eligibility is limited to officers selected by the Committee and other key employees designated in writing annually by the Chief Human Resources Officer.

TARGET AWARD PERCENTAGE AND PLAN FUNDING

Each eligible participant’s target incentive opportunity under the Management By Objective Plan is a percentage of such participant’s base salary as of December 31 of the Plan Year, or such other amount as determined by the Committee. This is referred to as the “Target Award Percentage” and will be communicated to eligible participants annually. Eligible wages do not include disability benefit payments. The “Plan Year” for any year is the calendar year.

Subject to the performance conditions established under the 2004 PIP and the limitations set forth therein, the Company must fund the Plan for a Plan Year for participants to receive an award for that Plan Year. The decision whether or not to fund the Plan for a particular Plan Year, as well as the Plan’s funding level, is made by the Committee in its sole discretion. Plan funding decisions are made after the completion of the Plan Year based upon the Company’s financial performance and other relevant facts and circumstances as determined by the Committee.

If the Company funds the Plan, then awards will be made based upon the Plan’s funding level and the participant’s achievement of his or her personal objectives, up to 100% of the participant’s Target Award Percentage. The Committee will determine the percentage of the participant’s Target Award Percentage to be paid out based upon achievement of personal objectives and the Plan’s funding level, and such percentages will be communicated to the participant.

Any actual award made under the Management By Objective Plan can range from 0% to 100% of the Target Award Percentage, depending upon the Plan’s funding level and achievement of the participant’s personal objectives.

Example 1. Susan’s base salary is $200,000, her Target Award Percentage is 50%, she achieves all of her personal objectives, the Plan funding level for the year is 100%, and the Committee determines that Susan’s award should not be subject to any adjustments. Susan’s award for the Plan Year would be $100,000 ($200,000 base salary X 50% full Target Award Percentage X 100% Plan funding).

Example 2. Same facts as 1 except that, due to the Company’s financial performance, the Plan funding level is 50% rather than 100%. Susan’s award would be $50,000 ($200,000 base salary X 50% award percentage X 50% Plan funding).

Example 3. Same facts as 1 except that Susan doesn’t achieve all of her personal objectives, resulting in an award percentage of 25%, which is less than her Target Award Percentage of 50%. Susan’s award would be $50,000 ($200,000 base salary X 25% award percentage X 100% Plan funding).

PERSONAL OBJECTIVES

Personal objectives are established for each participant each Plan Year to link and support RR Donnelley’s strategic and financial priorities. A participant’s personal objectives are determined each year in consultation with the participant and his or her manager and are communicated to the participant in writing as part of the objective goal-setting process. The Committee’s determination of whether a participant has attained, in whole or in part, the participant’s personal objectives for a Plan Year, shall be final and binding.

AWARD AMOUNT AND PAYMENT

Awards are paid following the Plan Year after the Committee has certified the achievement of performance goals under the 2004 PIP and the Plan funding decisions and personal performance measurements have been made. Except as otherwise provided herein or by the Committee at the time the target awards for a Plan Year are determined, any award to be paid under the Plan shall be paid to recipients within 2 1/2 months after the end of the Plan Year (i.e., by March 15). A participant must be on the payroll of the Company as of the scheduled payment date to receive an award. Special provisions apply to retirees and in the case of a participant’s death or Disability. (Please refer to the Changes in Employment Status section of this document for details.)

Notwithstanding the foregoing, any awards for the 2009 Plan Year will be paid in four equal (25%) annual installments, with the first installment paid in 2010 and the last in 2013. In each instance, the installment will be paid during the first two and a half months of the calendar year. However, if the total 2009 award payable to a participant is less than $500, it will be paid in full by March 15, 2010. If a participant is terminated for any reason other than retirement, death or Disability, all future installment payments are forfeited. RR Donnelley retains the right to cancel any and all payments under the Plan for any reason.

The Committee has discretionary authority to increase or decrease the amount of the award otherwise payable if it determines that an adjustment is appropriate to better reflect the actual performance of the Company and/or the participant; provided, however, that the Committee may not increase the amount of the award payable to a person who is a “covered employee,” as defined in Section 162(m) of the Code, to an amount in excess of the amount earned under the 2004 PIP. The Committee also has discretionary authority to reduce the amount of the award otherwise payable if it determines that the participant engaged in misconduct.

BENEFITS AND TAX TREATMENT

Award payments are subject to applicable deductions, including social security taxes and federal and applicable state and local income tax withholding.

The treatment of award payments as compensation for purposes of other RR Donnelley employee benefits plans is determined by the terms of the applicable plans.

CHANGES IN EMPLOYMENT STATUS

A.	PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

If a participant is promoted, demoted, transferred to or between business units or from corporate during the year, any award payout normally will be calculated by prorating the payouts for each eligible position based on the time assigned to that position.

B.	NEW HIRE

Employees hired prior to October 1st of the Plan Year shall be eligible to participate in the Management By Objective Plan in the year of hire if designated. Eligible employees hired after September 30th of the Plan Year shall not be eligible to begin participation in the Plan until the following year, except for those who receive approval for participation from the Company’s Chief Human Resources Officer.

C.	RETIREMENT, DEATH or DISABILITY

A participant’s retirement*, death, or Disability** during a Plan Year or prior to the payment date will not disqualify a participant from eligibility to receive any award that otherwise would be due under the Plan. Participants who are granted an award for any Plan Year for which awards are being paid in installments but who retire before the final installment is paid will receive payments on the same schedule as active employees. Participants who are granted an award for any Plan Year for which the awards are being paid in installments but who die or who become Disabled before the final installment is paid will receive payment of the balance of the award in a single lump sum payable to the participant or his or her estate.

*	For purposes of the Plan, “retirement” generally means (i) retirement at age 65, or (ii) retirement at or after age 55 with 5 or more years of continuous service.
**	For purposes of the Plan, “Disability” means disability as defined as in the Company’s long-term disability policy as in effect at the time of the participant’s disability.

D.	OTHER TERMINATION

If participant’s employment terminates for reasons other than retirement (as defined above), death, or Disability (as defined above) prior to the scheduled payment date, no award shall be payable.

ADMINISTRATION

The Committee has full discretionary authority to administer the Plan, including the authority to determine the performance achievement attained under the Plan. The Committee may delegate to members of RR Donnelley’s management the authority to administer the Plan and determine performance under the Plan.

RR Donnelley retains the right to amend or terminate the Plan at any time.

Questions regarding the Plan should be directed to the Corporate Compensation Department.